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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number 0-27057

                                   DITA, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  2214 BEVERLY BOULEVARD, LOS ANGELES, CA 90057
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
  ---------------------------------------------------------------------------
  (Titles of all otehr classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [ ]
                 Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
                 Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                              Rule  15d-6  --------   [ ]

Approximate number of holders of record as of the certification or notice date: 32

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              DITA, INC.

Date:  June 17, 2003                      By:/s/Jeff Solorio
     ---------------------                   -----------------------------------
                                             Jeff Solorio, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. Ther registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

http://www.sec.gov/divisions/corpfin/forms/15.htm
Last  update:  11/01/01